Exhibit 99.1

Sabra Renews and Extends its Credit Facility

01/05/2023

IRVINE, Calif.—(BUSINESS WIRE)— Sabra Health Care REIT, Inc. (“Sabra”) (Nasdaq: SBRA) announced today that it has amended and restated its credit facility, improving its debt maturity profile while keeping capacity and pricing consistent with its prior credit facility.

Summary:

•	$1.0 billion unsecured revolving credit facility maturing in January 2027, with two additional six-month extension options

•	$430 million USD unsecured term loan maturing in January 2028

•	$150 million CAD (~$110 million USD) unsecured term loan maturing in January 2028

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Pricing is consistent with the prior credit facility and will be based on adjusted SOFR/CDOR plus a spread of 77.5-145 bps for the revolver, and 85-165 bps for the term loans. At closing, the spread for Sabra’s borrowings under the revolver and term loans were 110 bps and 125 bps, respectively.

•	Additionally, an accordion feature affords Sabra the optionality to seek an increase in the capacity of the credit facility to $2.75 billion, subject to customary terms and conditions.

“We are pleased to renew our credit facility, which improves our debt maturity profile by pushing our nearest material maturity to August 2026, while holding pricing in line with our prior credit facility. We also appreciate and value the continued support of our bank group, especially considering the challenging backdrop for the credit market,” said Rick Matros, Sabra’s CEO and Chair.

About Sabra

Sabra Health Care REIT, Inc., a Maryland corporation, operates as a self-administered, self-managed real estate investment trust (a “REIT”) that, through its subsidiaries, owns and invests in real estate serving the healthcare industry throughout the United States and Canada.

Investor & Media Inquiries: 1-888-393-8248 or investorinquiries@sabrahealth.com